Exhibit 107.1

Calculation of Filing Fee Table(1)

424(b)(5)

(Form Type)

Duke Energy Indiana, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	First Mortgage Bonds, Series BBBB, 5.25%, Due March 1, 2034	457(r)	$300,000,000	99.669%	$299,007,000	0.00014760	$44,133.43
	Total Offering Amount					$299,007,000
	Net Fee Due							$44,133.43

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-267583-04. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.